NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President and Treasurer
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (December 1, 2006) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended September 30, 2006, of $5,666,000 or $0.68 per share. This compares to net income of $5,178,000 or $0.61 per share for the quarter ended June 30, 2006, and compares to net income of $6,439,000 or $0.77 per share for the quarter ended September 30, 2005.
	Net income for the twelve months ended September 30, 2006, was $20,768,000 or $2.47 per share, compared to net income of $25,826,000 or $3.06 per share for the twelve months ended September 30, 2005.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park and Leawood, Kansas.
                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Twelve months ended
                                        -------------------------------------  -----------------------
                                          9/30/06      6/30/06      9/30/05     9/30/06      9/30/05
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   11,109       11,621       12,216       46,611       51,299
Provision for loan losses                     337          250          105          745          522
Non-interest income                         6,740        6,622        9,094       24,524       28,512
Non-interest expense                        8,298        9,571       11,145       37,248       38,851
Income tax expense                          3,548        3,244        3,621       12,374       14,612
                                           -------      -------      -------      -------      ------
   Net income                          $    5,666        5,178        6,439       20,768       25,826
                                           =======      =======      =======      =======      ======

FINANCIAL CONDITION DATA:
Total assets                           $ 1,524,796    1,550,347    1,556,344    1,524,796   1,556,344
Total loans and mortgage-backed
  and related securities                 1,435,755    1,462,586    1,450,377    1,435,755   1,450,377
Customer and brokered deposit accounts     851,042      886,899      802,694      851,042     802,694
Stockholders' equity                       156,572      153,382      148,887      156,572     148,887


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     18.82        18.33        17.65        18.82       17.65
Earnings per share                            0.68         0.61         0.77         2.47        3.06
Cash dividends paid per share                0.225        0.225        0.225        1.125       1.675


Return on assets (annualized net income
  divided by total average assets)           1.47%        1.34%        1.68%        1.35%       1.77%

Return on equity (annualized net income
  divided by average stockholder's equity)  14.62%       13.57%       17.51%       13.60%      17.94%


Weighted average shares outstanding      8,337,664    8,396,165    8,444,371    8,396,552   8,450,769

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